UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

Patterson-UTI Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-22664	75-2504748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800, Houston, Texas		77064
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281-765-7100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 7, 2020, Charles O. Buckner informed the Board of Directors (the “Board”) of Patterson-UTI Energy, Inc. (the “Company”), of his intention to retire from the Board at the expiration of his current term and not to stand for re-election at the Company’s 2020 Annual Meeting of Stockholders (the “Meeting”). On April 7, 2020, Mark S. Siegel informed the Board of his intention to step down as Executive Chairman of the Company, effective at the Meeting, and retire from the Board at the expiration of his current term and not to stand for re-election at the Meeting. Mr. Buckner’s and Mr. Siegel’s respective decisions to retire from the Board were not due to any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

A copy of Mr. Siegel’s letter informing the Board of his intention to retire is attached as Exhibit 99.1.

Effective at the Meeting and subject to his re-election, Curtis W. Huff will become non-executive Chairman of the Board.

(e) On April 8, 2020, in connection with Mr. Siegel’s desire to not stand for re-election to the Board and to step down from his position of Executive Chairman at the Meeting, and consistent with the Company’s historical retirement practices for top executives, including former Chief Executive Officers, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Siegel. Pursuant to the Employment Agreement, effective on June 4, 2020, the date of the Meeting, Mr. Siegel will become a part-time employee of the Company, providing transition support services and advice and assistance on strategic and other specified operational and financial market matters as requested by the Company’s Chief Executive Officer or the Chairman of the Board.  Mr. Siegel will receive a salary of $400,000 per year and will not be eligible for any 2020 or future bonuses or new grants of incentive compensation. Mr. Siegel’s pre-existing change of control agreement and severance agreement will terminate effective at the time of the Meeting, and subject to Mr. Siegel’s execution of a customary release, the Company will pay Mr. Siegel a lump sum payment of $400,000 to discharge the Company’s obligations under this previously existing agreement.

The Employment Agreement runs for a five-year term expiring on June 4, 2025. This term was set in consideration of Mr. Siegel’s 25 years of experience with the Company and in the oil and gas industry more generally and a desire to secure his advisory services for this full five-year period. On the conclusion of the term, Mr. Siegel’s employment will automatically terminate. Mr. Siegel may terminate his employment under the Employment Agreement prior to expiration of the term by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, the Company may terminate Mr. Siegel’s employment under the Employment Agreement for “Cause” (as defined in the Employment Agreement). If Mr. Siegel resigns for any reason or is terminated by the Company for Cause or as a result of death or disability prior to expiration of the term, he will not be entitled to any payments under the Employment Agreement other than (i) any unpaid base salary through the date of termination and (ii) any vested benefits he has pursuant to the terms of any employee benefit plans.

Mr. Siegel is required to execute a customary release in connection with the Employment Agreement.  The Employment Agreement also contains certain confidentiality covenants prohibiting Mr. Siegel from, among other things, disclosing confidential information. The Employment Agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Siegel will not be permitted to compete with the Company or solicit company employees for the term of the Employment Agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On April 8, 2020, the Company issued a press release announcing the decision of Mr. Siegel not to stand for re-election to the Company’s Board of Directors and his plan to step down from his position as Executive Chairman at the Company’s 2020 Annual Meeting of Stockholders. A copy of the press release is attached as Exhibit 99.2.

The information furnished in this Item 7.01 and the information attached to this Form 8-K as Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Employment Agreement, dated as of April 8, 2020, between Patterson-UTI Management Services, LLC and Mark S. Siegel.

99.1	Letter from Mark S. Siegel, dated April 7, 2020.

99.2	Press Release dated April 8, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

April 9, 2020	By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer